Exhibit 10.2
State of Alabama
Department of Corrections
Alabama Criminal Justice Center
301 South Ripley Street
P.O. Box 301501
Montgomery, AL. 36130-1501
(334) 353-3883
October 31, 2006
Mr. James A. Main
Finance Director
105 North State Capitol
Montgomery, AL 36104
Dear Mr. Main:
As you are aware, this Department contracted with Prison Health Services, Inc. (PHS) for the provision of medical care to inmates in ADOC custody. This initial contract was for a three (3) year initial term with options for two one year extensions. On July 29, 2006 the parties exercised this renewal option subject to further negotiations. Due to changes within the ADOC, it was necessary to negotiate a change of scope to provide medical coverage at work release/community work centers. A contract has been negotiated which reflects the parties needs and is attached for your review.
In accordance with ALA. CODE § 29-2-41.1, I hereby declare an emergency affecting the health, safety, and security of the state and authorize the attached contract. Due to the timing of these negotiations, it was not feasible to submit this contract to the Legislative Contract Review Committee. I will ensure that this contract is submitted to the Review Committee for their next review.
Sincerely,
/s/ Richard F. Allen
Richard F. Allen
Commissioner
Enclosure: ADOC/PHS Amended Contract Renewal

Telephone (334) 353-3883	Fax (334) 353-3967

AMENDMENT
TO HEALTH SERVICES AGREEMENT
     THIS AMENDMENT TO THE HEALTH CARE SERVICES AGREEMENT (the “Amendment”), is made and entered into as of this the 1st day of November, 2006 (hereinafter “Effective Date”), by and between Alabama Department of Corrections (hereinafter “ADOC”) and Prison Health Services, Inc. (hereinafter “PHS”).
     WHEREAS, the ADOC and PHS (each a “Party” and collectively the “Parties”) entered into the a Health Services Agreement, dated November 3, 2003 (hereinafter the “Agreement”), by which PHS assumed the responsibilities for provision of reasonably necessary health care services to be delivered to inmates at ADOC correctional facilities; and
     WHEREAS, the Parties desire to amend the Agreement to the extent set forth below.
     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the receipt and sufficiency of which are hereby acknowledged; it is agreed upon as follows:
1. The Agreement is hereby extended for an additional term of one (1) year, beginning November 1, 2006 and ending October 31, 2007.
2. The scope of general services provided by PHS, as provided in ARTICLE I, Section 1.2 of the Agreement is amended by adding the following new paragraphs to the end of the section:
     ADOC Inmates housed in JustCare Facility
PHS, on behalf of the ADOC, will process, adjudicate and pay all claims for off-site services rendered to ADOC inmates residing in the correctional facility operated by JustCare located in or around Columbia, South Carolina (“JustCare Facility”). ADOC shall ensure that JustCare provides PHS with timely and complete claims information and documentation to enable PHS to perform the claims processing, adjudication and payment services described under this paragraph. PHS will not provide claims processing, adjudication and payment services for healthcare services provided on-site at the JustCare Facility. PHS will provide ADOC with documentation of all claims processed and adjudicated and ADOC will review and approve claims prior to payment by PHS. PHS will have no responsibility for utilization management or case management services for inmates of the JustCare facility. The costs of healthcare services for ADOC inmates at the JustCare facility that are paid by PHS shall be applied to the annual aggregate limit described in Sections 1.3 and 1.4 of the Agreement. PHS shall have no responsibility for the processing, adjudication or payment of claims for healthcare services rendered to JustCare facility inmates that are covered by any agreement between ADOC and a third party payor such as Blue Cross Blue Shield.
     Mobile Medical Surgical Unit
PHS shall provide pre-op and post-op care to inmates receiving services from the Mobile Medical Surgical Unit at the Kilby Correctional Facility. ADOC shall contract directly with a medical surgical group (the “Mobile Med Surg Group”) to provide the surgical services and procedures. The costs of healthcare services provided by the Mobile Med Surg Group shall be paid by PHS and shall be applied to the annual aggregate limit described in Sections 1.3 and 1.4 of the Agreement. ADOC shall ensure that the Mobile Med Surg Group provides PHS with timely and complete claims information and documentation to enable PHS to process, adjudicate and pay the claims on a timely basis. PHS staffing for the provision of pre-op and post-op care at Kilby Correctional Facility is listed in Exhibit A attached hereto.
     Inmates in Work Release Centers
As further described below, PHS will provide reasonable and necessary health care to individuals in the custody of ADOC who are assigned to Work Release and Minimum Camp Centers (the “WRCs”) within the State of Alabama. The WRCs included within this provision shall include only the following sites: Alexander City Work Release Center, Atmore Work Release Center, Birmingham Work Release Center, Bullock Work Release Center, Camden Work Release Center, Childersburg WR/Boot Camp, Decatur Work Release Center, Elba Work Release Center, Farquhar Cattle Ranch, Frank Lee Youth Center, Hamilton Work Release Center, J.O. Davis Correctional Facility, Loxley Work Release/Community Work Center, Mobile Work Release Center, Montgomery Work Release Center and Red Eagle Honor Farm. The terms “Facility” and “Facilities” are hereby amended to exclude the WRCs.
The Parties acknowledge and agree that the healthcare services to be rendered by PHS at the WRCs shall be sufficiently tailored to meet the needs of inmates at the WRCs who do not require the scope or degree of medical services available at the Facilities. In light of the limited space for medical staff at the WRCs, and the reduced medical and mental health acuity of inmates transferred to the WRCs, the following healthcare services shall be available on site at each WRC: nursing sick call, physician or midlevel provider (i.e. Nurse Practitioner or Physician’s Assistant) sick call, documentation, distribution and management of the

Keep on Person (“KOP”) medication program, distribution and management of medical supplies and proper containment and disposal of sharps/medical bio-hazardous waste, transfer screening and/or evaluation for medical and mental health needs, identification and management of the treatment of inmates with chronic care needs to include the screening, evaluation, education; referral for dental services, referrals and scheduling of routine physicals, off-site specialty diagnostics and on-site emergency services for inmates and correctional staff during the presence of medical staff at the WRC. Any additional on-site medical services required by an inmate at any WRC which is not included in the WRC scope of medical services described above shall be provided at a Facility.
The parties acknowledge and agree that inmates with chronic care conditions which cannot be readily managed and inmates who are uncooperative in the management of their chronic care conditions are not suitable for placement in a WRC setting. Therefore, upon notification by security staff that an inmate is to be transferred to one of the designated WRCs, PHS medical staff will conduct an intra-system transfer screening prior to the inmates new placement and then again within 5 working days upon the inmates arrival to the receiving WRC. The intra-system transfer form shall be completed through a medical record chart review by PHS medical staff. PHS will be responsible for identifying inmates who may be in need of medical care beyond the scope of services at the WRC; and shall notify the ADOC Office of Health Services to recommend transfers of such inmates to accommodate their medical needs in a timely manner. Notification shall occur by submission of the intra-system transfer form together with a written request to the ADOC Office of Health Services. The final recommendation regarding the transfer of any inmate shall rest within the reasonable discretion of the ADOC Associate Commissioner of Health Services.
PHS shall provide services at the WRCs as described in this Section by incorporating current or hiring additional personnel to provide the hours of services. Exhibit A lists additional staffing for the WRCs as of the effective date of this Agreement. The amount of hours of service per week at each WRC will be in accordance with Exhibits A and B.
ADOC may modify the scheduled hours of service by giving PHS official notice in writing at least thirty (30) days prior to the scheduled date of the requested change. Both parties acknowledge that such request will not exceed the total hours of services designated in Exhibit A and B for any one individual position, without additional compensation to PHS by ADOC.
The parties agree that any change in the number of required hours of service for the positions outlined in Exhibit A and B, identified as positions subject to vacancy adjustments at the WRCs, shall be by written amendment to the Agreement and shall include an appropriate adjustment to the compensation. Any such change in the number of required hours requested by PHS shall include PHS’ submission of back-up documentation, such as payroll and timekeeping records evidencing the provision of at least 85% of the required hours of service at the WRCs pursuant to Exhibits A and B, for the three (3) month period prior to the request.
In the event that either party determines it is necessary to provide medical services at any WRC beyond the scope of services identified above and/or the nature and/or characteristics of the inmate population at any WRC require the provision of services beyond the scope of services identified above, then, the following process shall apply. Either Party may provide the other with written notice of a change in the scope of medical services required at any WRC. Within 15 working days of receiving this written notice, the Parties shall meet to discuss in good faith the extent of the change in circumstances and the impact the change of circumstances of services will have upon medical services available at the WRC. Any such change in scope of services shall be by written amendment to the Agreement and shall include an appropriate adjustment to the compensation. If unable to reach an agreement on how to address the change of scope and the costs associated with the change within 30 working days of receiving the written notice of change in scope, the parties shall follow the dispute resolution procedures set forth in Section 11.13 of the Agreement, as amended.
     Periodic Health Evaluations
PHS will provide Periodic Health Evaluations of ADOC inmates in accordance with the National Commission on Correctional Health Care Standards for Prison, 2003 publication (NCCHC). These assessments will be age and gender appropriate and based on protocols developed by nationally recognized professional healthcare organizations.
3. The responsibility for medical related costs required under the Agreement subject to the annual aggregate limit, as provided in ARTICLE I, Section 1.3, Annual Aggregate Limit, is amended by adding the following paragraphs after the first paragraph of Section 1.3:
The costs of any inmate healthcare services covered by the ADOC agreement with the Alabama State Employee Insurance Board (SEIB) and Blue Cross Blue Shield of Alabama (BCBS), as may be amended from time to time (the “SEIB/BCBS Agreement”), and any other agreement between the ADOC and a third party state or federal funded healthcare payer shall not be applied to the annual aggregate limit and, as described in Section 1.6 of the Agreement, PHS shall have no financial responsibility for such costs.
To the extent there are any off-site healthcare services costs not covered by SEIB/BCBS Agreement or any other agreement between ADOC and a third party payer, PHS shall process, adjudicate and pay such claims. The costs of these healthcare services shall be applied to the annual aggregate limit described in Sections 1.3 and 1.4 of the Agreement.
4. ARTICLE I, Section 1.3 of the Agreement is hereby deleted in its entirety, except for the changes made to Section 1.3 under paragraph 3 of this Amendment, and is replaced with the following new Section 1.3:
Annual Aggregate Limit for Off-Site and Specialty Service Costs. PHS shall be responsible for all medical-related costs as required under this Agreement subject to an annual aggregate limit for off-site costs and certain specialty service costs as set forth in Sections 1.3 and 1.4 herein (the “Off-Site and Specialty Service Costs”) and as otherwise limited in this Agreement.
Off-Site and Specialty Service Costs to be applied to the annual aggregate limit shall include, but not be limited to, costs associated with the following services: hospitalizations, emergency room visits, all emergency transportation expenses, off-site and mobile surgery services, outpatient consultants, off-site and on-site specialist fees, off-site and on-site dialysis treatment, off-site diagnostic procedures, off-site healthcare services rendered to inmates of the JustCare Facility and services rendered at the Mobile Medical Surgical Unit at the Kilby correctional facility.
If the annual costs of Off-Site and Specialty Services are less than the annual aggregate limit, then ninety percent (90%) of the savings shall be refunded to the ADOC and PHS shall retain ten percent (10%). The ADOC shall be responsible for all costs in excess of the annual aggregate limit. In the event this Agreement should terminate prior to the end of the then current contract period, the annual aggregate limit will be prorated accordingly based on the fractional portion of the total contract period during which PHS actually provided services.
Annual Aggregate Limit
Year Four $6,500,000
5. ARTICLE I, Section 1.4 of the Agreement is hereby deleted in its entirety and replaced with the following new Section 1.4:

Reconciliation of Annual Aggregate Limit. In order to manage monthly working capital requirements, which tend to vary as a result of utilization trends, the parties shall perform a monthly reconciliation of the annual aggregate limit for Off-Site and Specialty Service Costs as described in Section 1.3 above. The ADOC shall apply adjustments from each monthly reconciliation to the subsequent month’s invoice in the form of a credit to the ADOC or additional reimbursement to PHS. The monthly reconciliation of the annual aggregate limit shall be determined by comparing the pro-rated portion of the annual aggregate limit (e.g., 1/12 of the annual aggregate limit after the first month of the contract term, 2/12 of the annual aggregate limit after the second month, etc.) and the claims adjudicated by PHS for the Off-Site and Specialty Service Costs, as accumulated on a contract year-to-date basis. For the purposes of this Agreement, the term “claims adjudicated” shall mean claims received by PHS that are matched to an authorized medical services treatment, procedure or event and approved by PHS for payment.
PHS shall provide monthly documentation of the claims adjudicated to support the calculation of the aggregate limit status, which shall be in the form specified in Exhibit C, attached hereto and incorporated by reference. PHS’ monthly claims documentation will be submitted in a format that provides both a cumulative year-to-date report and monthly report. Any reimbursement adjustments, based on such monthly documentation, shall be applied to the subsequent month’s invoice in the form of a credit to the ADOC or as additional reimbursement to PHS. The ADOC will not pay for claims based on an accrual of a PHS internal standardized cost of services.
PHS will provide a final reconciliation of the aggregate limit within 150 days from the end of each annual contract term. The yearly reconciliation of the aggregate limit shall take into account all prior monthly reconciliations. Yearly reimbursement adjustments shall be applied to a subsequent month’s invoice in the form of a credit to the ADOC or as additional reimbursement to PHS. In the event there is no subsequent month’s invoice, adjustments shall be in the form of a payment to the ADOC or additional reimbursement to PHS within thirty (30) days of receipt of the final reconciliation. The parties recognize that PHS will make every reasonable effort to control the timeliness of the submission of claims from third party providers that are not contracted with PHS. Beginning in November of 2006, PHS will provide notice in writing to non-contracted third party providers for which claims have not been received for services that exceed 120 days from the date of the actual service. Copies of said notices will be submitted to the ADOC on a monthly basis. Any claims are received by PHS after the 150th day final reconciliation period that are submitted to the ADOC after the completion date of the contract term will be subject to the filling of a claim with the Board of Adjustment for the State of Alabama.
6. ARTICLE I, Section 1.5 of the Agreement is hereby deleted in its entirety and replaced with the following new Section 1.5:
Medications. PHS shall be responsible for all medication costs as required under this Agreement subject to the following limitations:
(a)	Psychotropic Medications. PHS shall procure, package and deliver psychotropic medications as prescribed by both PHS physicians and the ADOC’s mental health provider. PHS shall be responsible for the costs of these psychotropic medications only when prescribed by PHS physicians in those instances when the medication prescribed is not a re-order of a medication prescribed by the ADOC’s mental health provider. The costs of psychotropic medications (i) prescribed by the ADOC’s mental health provider and (ii) prescribed by a PHS physician as a re-order of a medication prescribed by the ADOC’s mental health provider are not included in the annual base price set forth in Section 9.1. PHS shall separately track all psychotropic medications prescribed by the ADOC mental health provider, along with Psychotropic Cost, and regularly report this information to the ADOC. For purposes of this Agreement, the term Psychotropic Costs is defined as the PHS pharmacy provider’s (“PHS Pharmacy Provider’s”) Acquisition Cost of the psychotropic medication, as defined in Section 1.5 (d) below, plus a management fee per prescription of $3.54. The ADOC shall pay PHS, or direct its mental health provider to pay, for all of the Psychotropic Costs, such payment being in addition to the annual base price set forth in Section 9.1. Payment shall be made monthly within thirty (30) days of receipt of invoice from PHS. PHS shall provide the ADOC, on a monthly basis, a listing of such psychotropic medications (i) prescribed by the ADOC mental health provider and (ii) prescribed by a PHS physician as a re-order of a medication prescribed by the ADOC’s mental health provider.

(b)	Hepatitis C Medications. PHS shall procure, package and deliver Hepatitis C medications prescribed to inmates covered under this Agreement. The costs of medications provided for the treatment of the viral Hepatitis C infection prescribed hereunder (the “Hepatitis C Treatment Medication Costs”) are not included in the annual base price set forth in Section 9.1. The following medications shall be considered Hepatitis C medications for purposes of determining Hepatitis C Medication Costs:
Pegasys, Ribavirin and “A” Vaccine

The preceding list of medications is not to be considered under any circumstance to be a limiting formulary of medications utilized in the treatment of a Hepatitis C infected individual. PHS will be responsible for the prescribing and administration of the appropriate, proactive and responsive course of treatment of any ADOC inmate for any disease, illness or injury.
PHS shall track all Hepatitis C medications prescribed, along with Hepatitis C Medication Costs, and regularly report this information to the ADOC. For purposes of this Agreement, the cost of Hepatitis C medication is defined as the PHS Pharmacy Provider’s Acquisition Cost of the medication, as defined in Section 1.5 (d) below, plus a management fee per prescription of $3.54. The ADOC shall pay PHS for all of the Hepatitis C Medication Costs, such payment being in addition to the annual base price set forth in Section 9.1. Payment shall be made monthly within thirty (30) days of receipt of invoice from PHS. PHS shall provide the ADOC, on a monthly basis, a listing of such Hepatitis C medications and the patient names and institutional numbers for which they were prescribed.
(c)	HIV/AIDS Medications. PHS shall be responsible for all HIV/AIDS medication costs as required under this Agreement for up to an annual limit of $3,200,000. ADOC shall be responsible for all Antiretroviral HIV/AIDS specific medication costs in excess of the annual limit. In addition, the following medications outlined in (i) utilized as part of prophylaxis treatment will be applied to the annual stated limit:
(i) Acyclovir, Alpha-interferon, AmphotericinB, Atovaquone, Azithromycin, Cidofovir, Ciprofloxin, Clarithromycin, Clindamycin, Clotrimazole, Dapsone, Dronabinol, Ethambutol, Fluconazole, Ganciclovir, Ketoconazole, Megestrol-acetate, Ofloxacin, Pentamidine, Pyrazinamide, Pyrimenthamine, Rifabutin
The preceding list of medications is not to be considered under any circumstance to be a limiting formulary of medications utilized in the treatment of an HIV infected individual. PHS will be responsible for the prescribing and administration of the appropriate, proactive and responsive course of treatment of any ADOC inmate for any disease, illness or injury.
PHS shall track all HIV/AIDS medications prescribed, along with HIV/AIDS medication costs, and regularly report this information to the ADOC. For purposes of this Agreement, the cost of HIV/AIDS medication is defined as the PHS Pharmacy Provider’s Acquisition

Cost of the medication, as defined in Section 1.5 (d) below, plus a management fee per prescription of $3.54. The parties shall perform a monthly reconciliation of the HIV/AIDS annual limit in accordance with the monthly reconciliation process described in section 1.4 hereof. The ADOC shall apply adjustments from each monthly reconciliation to the subsequent month’s invoice in the form of a credit to the ADOC or additional reimbursement to PHS. PHS shall provide monthly documentation of the HIV/AIDS medication costs, including the medications and the patient names and institutional numbers for which they were prescribed, to support the calculation of the annual aggregate limit status.
(d)	PHS Pharmacy Provider’s Acquisition Cost. PHS Pharmacy Provider’s Acquisition Cost is defined as the invoice cost to the PHS Pharmacy Provider for such medication as set forth on the most recent invoice from the PHS Pharmacy Provider’s primary distributor for medications, not including discounts, chargebacks, rebates, cash discounts, group purchasing organization administrative fees, free goods contingent on a purchase agreement, up-front payments, goods in kind, free or reduced-price services, grants, or other price concessions or similar benefits offered to or received by the PHS Pharmacy Provider from any source (unless such items are specified explicitly on the invoice received by the PHS Pharmacy Provider from the selling party and are received by the PHS Pharmacy Provider at the time of invoice, i.e. front end discounts.
PHS’ $3.54 management fee per prescription as referenced in Section 6, subsection (a), (b) and (c) of this agreement shall cover all dispensing, administrative, clinical support, disposal/destruction of expired medication and shipping fees associated with each prescription dispensed
7. The responsibility for medical costs, as provided under ARTICLE I, Section 1.6, Exceptions to Treatment, is hereby amended by adding the following new paragraph:
e. PHS shall have no financial responsibility for any inmate healthcare services covered by the SEIB/BCBS Agreement or any other agreement between the ADOC and a third party state or federal funded healthcare payer. ADOC shall provide PHS with a monthly report of, or access to, a paid claims reporting system for inmates under the SEIB/BCBS Agreement and other such third party healthcare payer agreements for which PHS has utilization management and review responsibilities and the respective dates of service.

8. ARTICLE II, Section 2.1 of the Agreement is hereby deleted in its entirety and replaced with the following new Section 2.1:
Staffing. PHS shall provide medical, technical and support personnel as necessary for the rendering of the health care services required to provide the services contemplated under this Agreement. Exhibit E represents the mutually agreed upon aggregate staffing matrix for this contract term. The chart attached as Exhibits B includes the agreed-upon management and practitioner staffing pattern for each individual ADOC Facility and WRC based upon an average monthly inmate population (AMP) of 24,000 as set forth in Section 9.2.
Only Exhibit B shall be used for purposes of calculating staffing penalties in accordance with Section 2.11 hereunder. No other positions will be subject to the assessment of liquidated damages for staffing deficiencies. Exhibits A and E shall not be used for the purpose of assessing liquidated damages for staffing penalties.
Should the AMP increase to a level greater than 24,600 on a monthly basis, ADOC shall add the variable monthly rate to the base compensation, as set for in Section 9.2, for each inmate over 24,600. Should the AMP decrease to a level less than 23,400 on a monthly basis, ADOC shall deduct the variable monthly rate from the base compensation, as set for in Section 9.2 below, for each inmate below 23,400. As described further in Section 9.2, the purpose of the variable monthly rate is to take into consideration the incremental variable costs or savings of providing services to increased or decreased inmate population levels and does not reflect any changes to staffing which may become necessary when there are continuing and significant AMP changes occur at certain Facility or WRC sites.
9. ARTICLE II, of the Agreement is hereby amended by adding the following new Section 2.11:
     2.11 Assessment of Liquidated Damages for Staffing Deficiencies.
     On a monthly basis, for each of the positions subject to liquidated damages as described in section 2.1 above, PHS will provide the ADOC with an itemized list of hours worked at each Facility by position for each of the positions identified in the staffing chart attached as Exhibit B, and the supporting payroll and automated time-keeping information that demonstrates and verifies filled and unfilled hours per position/per Facility. The listing of hours filled will be reported utilizing the ADOC institutional staffing worksheet attached as Exhibit D. Payroll information and the ADOC staffing worksheet (Exhibit D) will be the authorized documents for which staffing penalties will be determined. PHS will provide a monthly report, in the form of a workbook outlining the fulfilled staffing hours of the individual institutions and WRC to the ADOC Associate Commissioner of Health Services. For the purposes of this Agreement, unfilled hours shall not include (i) approved vacation leaves of absence, (ii) approved holiday leaves of absence, (iii) up to five (5) days of approved medical leave and (iv) hours downfilled by a higher level practitioner (e.g., nurse practitioner hours worked by a physician). In the event that less than 95% of the staffing hours identified in Exhibit B are filled in a given month for any position subject to a liquidated damages assessment at any Facility, PHS shall credit the ADOC for such unfilled hours to the extent that such hours per position/per Facility fall below the 95% threshold. For example, if there are 2 FTE nurse practitioners (NPs) identified in Exhibit A for a particular Facility, then the calculation of the 95% threshold for the NP position at the Facility will be based on the number of hours equal to 2 FTEs for that month and the total number of fulfilled NP hours. Credit shall be at a rate equal to the average hourly wage plus benefits for the unfilled position as set forth in Exhibit E, attached hereto. Any disputes involving liquidated damages assessed by ADOC for any staffing deficiencies shall be resolved in accordance with the dispute resolution process specified in Section 9.7 of this Agreement.
10. ARTICLE VI, Section 6.3 of the Agreement is hereby deleted in its entirety and replaced with the following new Section 6.3:
6.3 Maintenance and Replenishment of Medical Equipment. PHS will maintain all ADOC equipment necessary for the performance of this Agreement by PHS in working order during the term of this Agreement. If PHS requires additional equipment and instruments during the term of this Agreement, PHS shall first discuss such needs with ADOC and seek ADOC’s prior approval before a purchase. PHS has budgeted up to $125,000 toward the purchase of such items during the term of this Agreement (the “Aggregate Equipment Amount”). Once PHS has expended the Aggregate Equipment Amount, the ADOC shall be responsible for paying any additional amounts associated with the acquisition of additional medical equipment or instruments that were purchased with prior approval of the ADOC Associate Commissioner of Health Services. Similarly, if there is a remaining balance in the Aggregate Equipment Amount, this amount shall be rebated to the ADOC. Equipment purchased with funds from the Aggregate Equipment Amount shall be the property of ADOC. Instruments, supplies, psychotropic, Hepatitis C and HIV/AIDS medications and pharmaceutical supplies that are in place at the Facilities and WRCs shall become the property of ADOC. All other stock medications that are in place at the Facilities and WRCs at the conclusion of the term of the Agreement may be purchased from PHS at an agreed upon price.

The parties agree that the cost of medical equipment purchased for the start up of PHS pre-op and post-op services for inmates receiving services at Mobile Medical Surgical Unit at the Kilby Correctional Facility shall be applied to the Aggregate Equipment Amount.
11. ARTICLE VII, Section 7.2 (d) of the Agreement is hereby deleted in its entirety and replaced with the following new Section 7.2 (d):
7.2 (d) Termination for convenience. Notwithstanding any other provision to the contrary herein, either party hereto may terminate this Agreement without cause upon the giving of one hundred twenty days (120) written to the other party.
12. ARTICLE IX, Section 9.1 of the Agreement is hereby deleted in its entirety and replaced with the following new Section 9.1:
Base Compensation and Payment. The ADOC will pay to PHS the annual base price, payable in twelve (12) equal monthly installments as indicated below.
Year Four: $56,151,056.00
PHS will invoice the ADOC thirty (30) days in advance of the month of service. The ADOC agrees to pay PHS monthly. Payments shall be made on the fifteenth (15th) day of each month for services to be provided in the coming month. Such invoice and payment shall be based on the AMP set forth in section 9.2. There shall be monthly reconciliation of any staffing and AMP variable per diem adjustments from the prior month. In the event this Agreement should commence or terminate on a date other than the fifteen (15th day of any calendar month, compensation to PHS will be prorated accordingly for the shortened month.
13. ARTICLE IX, Section 9.2 of the Agreement is hereby deleted in its entirety and replaced with the following new Section 9.2:
Changes in Inmate Population. The parties agree that the annual base price described in Section 9.1 above is calculated based upon an average inmate monthly population (AMP) of 24,000 inmates housed daily in the designated ADOC correctional institutions outlined in Exhibits A and B, in Year Four. If the AMP is greater than 24,600 in any month, then the compensation payable to PHS by the ADOC shall be increased by a monthly rate $39.67 for each inmate in excess of 24,600. If the AMP is less than 23,400 in any month, then the compensation payable to PHS by the ADOC shall be decreased by a monthly rate $35.03 for each inmate less than 23,400.

The AMP shall be determined and recorded by the ADOC. The ADOC shall regularly provide this information to PHS .
This variable monthly rate is intended to reflect only those variable costs incurred due to instances of minor, short-term increases in the inmate population that result in the higher utilization of routine supplies and services. The variable monthly rate is not intended to provide for any change to costs/services contained in the aggregate cap or pass-through structure nor for any change in fixed costs, such as new staffing positions, which might prove necessary if there is a material change in inmate distribution between Facilities and/or WRCs, the addition of new Facilities or WRCs, a sustained increase or decrease to the population and/or a material change in the standard of care or scope of services. In such case, PHS and the ADOC shall review the existing staffing complement, determine mutually agreeable changes and adjust the contract price in order to continue to provide services to the increased number of inmates and maintain the quality of care.
14. ARTICLE IX, of the Agreement is hereby amended by deleting Section 9.7 in its entirety and replacing it with the following new Section 9.7:
Performance Measures and Liquidated Damages. The scope of health service obligations of PHS outlined in Article III, Section 3.1 of the original ADOC and PHS Health Services Agreement, dated November 3, 2003, as amended, remains in effect. The ADOC will monitor and evaluate PHS’ performance and fulfillment of their contract obligations and assess liquidated damages for performance deficiencies by PHS by means of a performance measure monitoring tool (the “Monitoring Tool”) which shall, at a minimum, identify objective criteria to be measured, the sample size to be used in measuring each criterion and thresholds below which liquidated damages may be assessed. Prior to the execution of this contract and the ADOC initiating it’s monitoring of performance measures and assessment of any liquidated damages, the ADOC Associate Commissioner of Health Services and PHS’ Group Vice President responsible for the ADOC contract will agree upon the Monitoring Tool to be used at each Facility. As described in more detail below, liquidated damages may be assessed for the documented failure to comply with performance measures (the “Performance Measures”) listed in the Monitoring Tool. Liquidated damages may be assessed at each Facility on no more than a quarterly basis. Such monitoring and assessment may be performed by ADOC monitors or court monitors of any pending consent decree (to the extent that any such court monitor is evaluating performance through the use of the Monitoring Tool).

PHS shall advise the ADOC, in writing, of any extenuating circumstances that prohibit PHS from meeting any and all applicable Monitoring Tool Performance Measures at any Facility.
The ADOC’s Contract Manager and assigned Contract Monitoring Team will monitor PHS’ service delivery at the Facilities to determine if PHS has achieved the required level of performance as set forth in the Monitoring Tool Performance Measures. Such monitoring may include, but is not limited to, both announced and unannounced Facility visits.
The ADOC’s Contract Monitoring Team will provide an oral exit report at the conclusion of its Facility monitoring visit and a written monitoring report to PHS within thirty (30) days of the visit. The contract monitoring report shall include the completed Contract Monitoring Tool and shall identify each Monitoring Tool Performance Measure in which PHS was deemed non-compliant and the reason(s) therefore. Non-compliance issues identified by the Contract Manager and/or Contract Monitoring Team will be identified in sufficient detail to provide PHS with the opportunity for correction, where feasible.
Reports from a court monitor reviewing compliance with a pending consent decree may constitute notice to PHS of non-compliance to the extent the report cites violations of a Monitoring Tool Performance Measure and follows Monitoring Tool procedure and protocols.
Within fifteen working (15) days of receipt of the ADOC’s monitoring report (or court monitor’s report, if applicable), PHS shall provide a formal Corrective Action Plan (CAP) in response to all noted deficiencies which it does not dispute, and which shall include responsible individuals and required time frames for achieving compliance. The Contract Manager and Contract Monitoring Team or other designated Department staff members may conduct follow-up monitoring reviews (including Facility visits) at any time to determine compliance based upon the submitted CAP.
In the event PHS disputes any of the noted deficiencies in the ADOC’s monitoring report, PHS shall be required to inform the ADOC of such dispute within fifteen working (15) days of receipt of the ADOC’s monitoring report. PHS shall describe the basis for the dispute and provide any necessary back-up documentation to support its position regarding the dispute. The parties shall work together in good faith to resolve the dispute. In the event the parties cannot agree on whether a deficiency exits within fifteen working (15) days of PHS informing the ADOC of the disputed deficiency, then the CAP process described in the paragraph above will apply and PHS will be required to submit a CAP on the disputed deficiency within fifteen working (15) days of the end of the dispute resolution process described in this paragraph.

Any failure by PHS to correct deficiencies identified in the monitoring report within fifteen working (15) days of PHS’ submission of the CAP may result in application of Liquidated Damages as specified in the paragraph below. Repeated instances of failure to meet contract compliance or to correct deficiencies may result in imposition of liquidated damages as specified in the paragraph below, determination of Breach of Contract, and/or termination of the contract in accordance with Section 7.2(b) of this Agreement.
On a quarterly basis, the ADOC may impose Liquidated Damages in the amount of $2,000.00 per violation, of any applicable Monitoring Tool Performance Measure. The parties acknowledge and agree that any and all liquidated damages shall not be construed as or constitute a “penalty” of any kind, but shall constitute a sum or sums paid in lieu of performance hereunder, as intended by the parties hereto. As part of any quarterly assessment of liquidated damages, ADOC will provide written notice to PHS of all liquidated damages assessed, accompanied by detail sufficient for justification of the assessment.
If PHS disputes, in whole or in part, the imposition of any liquidated damages, PHS shall be required to inform the ADOC of such dispute with fifteen (15) working days of receipt of the quarterly notice of the assessment liquidated damages. The parties shall work together in good faith to resolve the dispute.
The parties agree, in compliance with the recommendation of the Governor and the Attorney General, when considering the settlement of such disputes, to utilize appropriate forms of non-binding dispute resolution, including, but not limited to, mediation by and through the Attorney General’s Office of Administrative Hearings or, where appropriate, private mediators. As a result, in the event the parties cannot agree on an appropriate liquidated damages amount within 30 days of PHS’ receipt of notice of the assessment of liquidated damages, either party shall have the right to request mediation (“Mediation Request”) by a neutral and/or disinterested third-party (the “Mediator”) who shall, at a minimum, be an attorney licensed to practice law in the State of Alabama at the time of such request.
Within 15 working days of the receipt of any Mediation Request, the parties shall agree upon a Mediator for purposes of the liquidated damages dispute. Upon reaching an agreement upon a Mediator, the parties shall then participate in and complete mediation before the Mediator within 120 days thereafter. If the parties (1) are unable to agree upon a Mediator within this designated timeframe, (2) do not complete mediation within the designated timeframe, or (3) are unable to reach a mutual resolution of the dispute during the course of mediation, then the liquidated damages dispute shall be deemed as “irreconcilable” at that time and any claim possessed by PHS shall “accrue” for purposes of Ala. Code § 41-9-65 (1975) for purposes of submission of a claim to the State of Alabama Board of Adjustment. No claim shall accrue on behalf of PHS unless and until it exhausts the above-referenced procedure and one of the three above-described events occur.
ADOC will make quarterly adjustments to the base fee for any Liquidated Damages assessed. The quarterly adjustments for Liquidated Damages shall not occur until resolution of any disputed amounts in accordance with the dispute resolution process described above.
15. ARTICLE XI, of the Agreement is hereby amended by deleting the second paragraph of Section 11.13 in its entirety and replacing it with the following new paragraph:
For any and all disputes arising under this Agreement, the parties shall work together in good faith to resolve the dispute. The parties agree, in compliance with the recommendation of the Governor and the Attorney General, when considering the settlement of such disputes, to utilize appropriate forms of non-binding dispute resolution, including, but not limited to, mediation by and through the Attorney General’s Office of Administrative Hearings or, where appropriate, private mediators. As a result, in the event the parties cannot resolve their dispute, either party shall have the right to request mediation (“Mediation Request”) by a neutral and/or disinterested third-party (the “Mediator”) who shall, at a minimum, be an attorney licensed to practice law in the State of Alabama at the time of such request.
Within 15 working days of the receipt of any Mediation Request, the parties shall agree upon a Mediator for purposes of the liquidated damages dispute. Upon reaching an agreement upon a Mediator, the parties shall then participate in and complete mediation before the Mediator within 120 days thereafter. If the parties (1) are unable to agree upon a Mediator within this designated timeframe, (2) do not complete mediation within the designated timeframe, or (3) are unable to reach a mutual resolution of the dispute during the course of mediation, then the dispute shall be deemed as “irreconcilable” at that time and any claim possessed by PHS shall “accrue” for purposes of Ala. Code § 41-9-65 (1975) for purposes of submission of a claim to the State of Alabama Board of Adjustment. No claim shall accrue on behalf of PHS unless and until it exhausts the above-referenced procedure and one of the three above-described events occur.

16. ARTICLE XI, of the Agreement is hereby amended by adding the following new Section 11.22:
11.22 Mortality / Peer Review Process. During the Term of this Agreement, PHS shall conduct a mortality/peer review of the death of any inmate during his or her incarceration in one of the Facilities. Unless otherwise required by an existing consent decree pertaining to any Facility, mortality/peer reviews shall be conducted within thirty (30) days after the death of any inmate. The nature, scope and extent of each such mortality/peer review shall be determined by PHS and the designated ADOC Medical Director.
The Parties agree that the mortality/peer review process is intended to be confidential and privileged from disclosure in litigation. The Parties further agree they shall take any and all steps necessary to protect and maintain the confidentiality of any and all documents created, drafted or otherwise prepared during the mortality/peer review process, unless required to do otherwise by a court of competent jurisdiction. The Parties acknowledge and agree they will not disseminate, circulate, distribute or otherwise communicate any findings made or conclusions reached during the mortality/peer review process and/or the contents of any documents created, drafted or otherwise prepared during the mortality/peer review process.
ADOC shall designate a physician licensed in the State of Alabama to act as the “ADOC representative” who shall participate in the mortality / peer review process with physicians employed by PHS on the “Alabama Mortality/Peer Review Committee” (the “AMPRC”). The ADOC representative shall actively participate on the AMPRC, shall receive information and documentation generated by the AMPRC and shall provide documentation and/or information necessary to complete any mortality/peer review in a timely manner. The ADOC representative shall not disclose to, discuss with or communicate with any other employee, agent, representative, official or other representative of ADOC any communications occurring among the AMPRC, any activities of the AMPRC regarding any specific mortality/peer review, any findings made or conclusions reached by the AMPRC and/or the contents of any documents created, drafted or otherwise prepared during the mortality/peer review process. No compensation shall be due to the ADOC representative from PHS as a result of or in connection with the conducting of any mortality/peer review. Nothing herein shall preclude the ADOC representative from suggesting changes, alterations or other modifications to the current delivery of healthcare services as identified to be necessary through the peer review process without revealing the specific findings or conclusions reached or identified through the mortality/peer review process.

Excluding the ADOC representative on the AMPRC, PHS is not required in any way to disclose, discuss, disseminate or otherwise communicate in any way with any employee, agent, representative, official or other representative of ADOC regarding any communications occurring among the AMPRC, any activities of the AMPRC regarding any specific mortality/peer review, any findings made or conclusions reached by the AMPRC and/or the contents of any documents created, drafted or otherwise prepared during the mortality/peer review process.
If the ADOC representative is unable to or does not fulfill any of his or her duties and/or responsibilities as described above, then PHS may request that ADOC designate another licensed physician to serve as the ADOC representative on the AMPRC. Upon receipt of any written request from PHS for the designation of a new ADOC representative, ADOC shall within thirty (30) days thereafter either notify PHS of its decision to not designate another licensed physician as its representative on the AMPRC and the grounds for such decision or notify PHS of another licensed physician designated as its representative on the AMPRC; provided, however, that the remaining provisions of Section 11.22 shall remain in effect.
17. The provisions of this Amendment shall be effective as of the Effective Date, as identified above.
18. In all other respects, the terms and conditions of the Agreement, as amended, shall continue unchanged and in full force and effect. To the extent any term or provision of the Agreement (or any other contract document) conflicts or is inconsistent in any way with this Amendment, this Amendment controls.

IN WITNESS WHEROF, the parties hereto have executed this Amendment in their official capacity with legal authority to do so.

ALABAMA DEPARTMENT OF CORRECTIONS		PRISON HEALTH SERVICES, INC.
BY:	/s/ Richard F. Allen	BY:	/s/ Rich Hallworth
TITLE:	Commissioner	TITLE:	Chief Operating Officer and President of PHS
DATE:		DATE:
ATTEST:		ATTEST:
DATE:		DATE:
______________________________________
GOVERNOR of the State of Alabama
Date: _____________________________

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